The Mexico Fund, Inc. Monthly Summary Report | November 30, 2017

Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."
Managed Distribution Plan ("MDP")
The Board of Directors of the Fund has authorized quarterly distributions of $0.13 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.

Highlights
Total Net Assets (million)[1]	$272.38	Daily Average Number of Shares Traded[2]	35,923
NAV per share[1]	$18.14	Outstanding Shares[3]	15,016,499
Closing price[2]	$15.75	Expense Ratio (4/30/2017)	1.69%
Premium (Discount)	-13.18%	Portfolio Turnover (4/30/2017)	16.86%

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	-0.44%	8.36%	14.29%	-8.08%	-3.22%	2.03%
MXF NAV	0.72%	16.11%	15.18%	-4.91%	-1.91%	0.79%
EWW NAV[4]	0.16%	15.21%	15.60%	-6.41%	-3.92%	0.39%
MSCI Mexico Index	-0.54%	16.60%	17.16%	-5.88%	-3.07%	0.48%
S&P/BMV IPC Index	-0.18%	17.23%	17.38%	-5.47%	-3.03%	0.99%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

[1] Source: Impulsora del Fondo México, S.C. ("Impulsora"). Performance figures take into account reinvestment of distributions.
[2] Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
[3] During November 2017, the Fund repurchased 9,411 shares.
[4] Source: iShares MSCI Mexico Capped ETF (tracks a Mexico Index produced by MSCI).

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The Mexico Fund, Inc. Monthly Summary Report | November 30, 2017

Top Ten Holdings (61.57% of Net Assets)
1 América Móvil	12.92%	6 Grupo México	5.63%
2 Fomento Económico Mexicano	7.63%	7 Alfa	4.91%
3 Cemex	7.03%	8 Kimberly-Clark de México	4.27%
4 Grupo Financiero Banorte	6.46%	9 Ternium	3.67%
5 Wal-Mart de México	5.80%	10 Mexichem	3.25%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager's Comments

Global equity markets registered positive returns during November 2017, led by U.S. markets. The DJIA and the S&P 500 increased 3.8% and 2.8%, respectively, while the MSCI Mexico Index decreased 0.5%. The U.S. Federal Reserve (the "Fed") maintained unchanged its overnight interest rate at the current rate of between 1.00% and 1.25%; market participants are expecting an increase in the Fed´s reference interest rate during its next meeting on December 13, 2017. The Organization of the Petroleum Exporting Countries (OPEC) decided to extend its agreement of cutting oil production by 1.8 mbpd for another nine months, until December 2018; the price of oil (measured by West Texas Intermediate) increased 5.1% to $57.4 USD/bbl during the month. The yield on the U.S. 10-year Treasury note increased 3 basis points to 2.41% during November 2017, while the U.S. dollar depreciated 1.6% (measured by the DXY Index5). The Mexican peso appreciated 2.8% to Ps. $18.63.
In local news, Mexico´s Central Bank maintained the overnight interest rate unchanged at 7.00%. The Mexican National Energy Control Center held its third electricity auction in which companies won long-term contracts to supply renewable energy, in order to increase Mexico´s clean energy capacity generation, with an expected investment of $2.4 billion during the next three years. Lastly, the International Monetary Fund approved a new two-year $88 billion Flexible Credit Line arrangement with Mexico, replacing the existing line for the same amount.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.
Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

5 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

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